EXHIBIT 4.1

AMENDMENT #1 TO THE
JOY GLOBAL INC. INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

This amendment dated June 4, 2012 to the Joy Global Inc. International Employee Stock Purchase Plan (“Plan”) is made pursuant to Section 14 of the Plan.

WHEREAS, Joy Global Inc. (the “Company”) sponsors the Plan; and

WHEREAS, the Human Resources and Nominating Committee of the Company’s Board of Directors (the “Committee”) administers the Plan; and

WHEREAS, the Section 14 of the Plan permits the Committee to amend the Plan; and

WHEREAS, the Committee believes it is in the best interest of the Company to amend certain defined terms in the Plan..

NOW, THEREFORE, BE IT RESOLVED, that effective immediately the definition of “Grant Date” should be deleted in its entirety and replaced to read as follows:

“’Grant Date’ means the first day of each Offering Period.”

JOY GLOBAL INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

Effective October 1, 2012

1.	Establishment and Purpose of International Plan

(a)
Joy Global Inc. (the “Company”) hereby establishes the Joy Global Inc. International Employee Stock Purchase Plan (the “International Plan”) to be effective as of October 1, 2012.  The International Plan shall remain in effect until the earlier of the date that no additional shares of Common Stock are available for issuance under the International Plan or the date that the International Plan has been terminated in accordance with Section 14.

(b)
The purpose of the International Plan is to provide Eligible Employees of certain non-U.S. subsidiaries of the Company with an opportunity to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock.  In addition, this International Plan authorizes the Administrator to adopt sub-plans under this International Plan and to grant options and issue Common Stock thereunder.

2.	Definitions

As used in the International Plan the following terms shall have the meanings set forth below:

(a)	“Account” means an account maintained on behalf of a Participant for the purpose of recording, solely as a bookkeeping entry, the Participant’s payroll deductions for an Offering Period.

(b)	“Administrator” means the Human Resources and Nominating Committee of the Board, which administers the International Plan.

(c)	“Agent” means the person or entity designated by the Administrator to serve as the custodian and/or recordkeeper for purposes of the International Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Common Stock” means the common stock of the Company, par value $1.00 per share.

(f)
“Continuous Employment” means the absence of any interruption or termination of service as an Eligible Employee with a Participating Subsidiary.  For purposes of the preceding sentence, an authorized leave of absence during which Eligible Compensation continues to be paid shall not be considered an interruption or termination of service.

(g)
“Eligible Compensation” means, with respect to each Participant for each pay period, the regular base earnings paid to the Participant by a Participating Subsidiary from payroll during the Offering Period.  However, any overtime, incentive compensation, other bonus amounts, adders, allowances or premiums, commissions, relocation payments or reimbursements, expense reimbursements, tuition or other reimbursements, automobile allowances, housing allowances, severance pay, cash payments in lieu of sick or vacation time benefits, income realized as a result of participation in any stock incentive or similar plan of the Company or any Participating Subsidiary or other item of extraordinary compensation as determined by the Administrator, shall be excluded for purposes of determining Eligible Compensation.

(h)
“Eligibility Date” means the date that precedes the Grant Date of an Offering Period, which is selected by the Administrator on a uniform and non-discriminatory basis for purposes of determining the group of Eligible Employees for that Offering Period.

(i)
“Eligible Employee” means an employee of a Participating Subsidiary on the Eligibility Date who receives any Eligible Compensation and who satisfies the additional eligibility criteria specified in the applicable sub-plan.  The Administrator may impose restrictions on eligibility and participation of individuals to facilitate compliance with U.S. federal or U.S. state securities laws, foreign (including provincial or other sub-national) laws, stock exchange requirements or U.S. accounting rules.

(j)	“Enrollment Period” means the period of time designated by the Administrator that precedes each Offering Period during which Eligible Employees may enroll for that next succeeding Offering Period.

(k)
“Exercise Price” means the price per share of Common Stock, expressed in U.S. Dollars, offered in a given Offering Period, which shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock on the Grant Date of such Offering Period, or (ii) 85% of the Fair Market Value of a share of the Common Stock on the Purchase Date of such Offering Period.

(l)
“Fair Market Value” means, with respect to a share of Common Stock as of any Grant Date or Purchase Date, the closing price of such Common Stock on the NYSE on such date, as reported in The Wall Street Journal.  In the event that such a closing price is not available for a Grant Date or a Purchase Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price of a share of the Common Stock on the NYSE on the last market day prior to such date or such other amount as may be determined by the Administrator by any fair and reasonable means.

(m)	“Grant Date” means the first NYSE market day of each Offering Period.

(n)
“International Affiliate” means any entity organized in a jurisdiction outside the United States of America in which the Company beneficially owns or directly or indirectly exercises control or direction over more than 50% of the voting securities.

(o)	“NYSE” means the New York Stock Exchange.

(p)	“Offering Period” has the meaning set forth in Section 7(a).

(q)	“Participant” means an Eligible Employee who has elected to participate in the International Plan by submitting an enrollment agreement to the Company as provided in Section 5.

(r)	“Participating Subsidiary” means any International Affiliate of the Company that has been designated for participation in the International Plan by the Administrator.

(s)	“Purchase Date” means the last NYSE market day of each Offering Period at which time the option to purchase Common Stock is exercised.

3.	Shares Reserved for the International Plan

The Company shall reserve for issuance and purchase by Participants under the International Plan (including all sub-plans) an aggregate of 1,000,000 shares of Common Stock, subject to adjustment as provided in Section 13.  Shares of Common Stock subject to the International Plan may be newly issued shares or treasury shares.  Shares to be delivered to a Participant under the International Plan will be registered in the name of the Participant.  If and to the extent that any option to purchase shares of Common Stock shall not be exercised for any reason, or if such right to purchase shares shall terminate as provided herein, the shares that have not been so purchased hereunder shall again become available for the purposes of the International Plan, unless the International Plan shall have been terminated.  If the Administrator determines that, on a given Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under the International Plan on the Grant Date of the applicable Offering Period or (b) the number of shares of Common Stock available for sale under the International Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Common Stock available for purchase on such Grant Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Purchase Date, and (i) continue all Offering Periods then in effect or (ii) terminate any or all Offering Periods then in effect pursuant to Section 14.  The Company may make a pro rata allocation of the Common Stock available on the Grant Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Common Stock for issuance under the International Plan by the Company’s stockholders subsequent to such Grant Date.

4.	Administration of the International Plan

(a)
The Administrator shall have the full and exclusive discretionary power and authority to construe, interpret and apply the terms of the International Plan and any agreement or instrument entered into under the International Plan, to prescribe, amend and rescind rules and regulations relating to the International Plan, to correct any defect or rectify any omission in the International Plan, or to reconcile any inconsistency in this International Plan and any option to purchase shares of Common Stock granted hereunder, to determine eligibility, to adjudicate all disputed claims, and to make all other determinations necessary or advisable for the administration of the International Plan and to delegate any of its powers and authorities in such manner as the Administrator deems appropriate.  The Administrator’s actions and determinations with respect to the foregoing shall be final, conclusive and binding on all persons.  If the Administrator is a committee of people, the act or determination of a majority of the members of the Administrator shall be deemed to be the act or determination of the entire Administrator.

(b)
The Administrator may, in its discretion, request advice or assistance, or employ such other persons as it deems necessary or appropriate for the proper administration of the International Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the International Plan.

(c)
The Administrator, in its sole discretion, shall designate the countries or International Affiliates within a designated country that will participate in the International Plan.  The Administrator may adopt rules or procedures relating to the operation and administration of the International Plan to accommodate the specific requirements of local laws or procedures.  Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of Common Stock certificates, all of which may vary from location to location.

(d)
The Administrator shall adopt a sub-plan for each Participating Subsidiary or locations.  The rules of such sub-plans may take precedence over other provisions of the International Plan, but unless superseded by the terms of such sub-plan, the provisions of this International Plan shall govern the operation of the sub-plan.  Notwithstanding the foregoing, no sub-plan shall adjust the number of shares of Common Stock issuable under the International Plan as provided Section 3, as may be adjusted pursuant to Section 13.

5.	Election to Participate in the International Plan

(a)
Each Eligible Employee shall be eligible to participate in the International Plan for the next succeeding Offering Period by completing an enrollment agreement in the manner specified by the Administrator and submitting such enrollment agreement to the Company during the Enrollment Period prior to the applicable Grant Date.

(b)
Unless a Participant withdraws from participation in the International Plan as provided in Section 9 or authorizes a different payroll deduction by submitting a new enrollment agreement during the Enrollment Period for a succeeding Offering Period, a Participant who is participating in an Offering Period as of its Purchase Date shall be deemed to have (i) elected to participate in the immediately succeeding Offering Period and (ii) authorized the same payroll deduction percentage for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to such succeeding Offering Period.

(c)	Participation in the International Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Employee’s position as an employee of a Participating Subsidiary.

(d)	By completing and submitting an enrollment agreement as provided hereunder, a Participant shall be deemed to accept the terms of the International Plan.

6.	Payroll Deductions

(a)
All Participant contributions to the International Plan shall be made only by payroll deductions.  Through submission of an enrollment agreement, a Participant may authorize payroll deductions in an amount from 1% to 10% (in whole percentages) of the Participant’s Eligible Compensation on each payroll date during the applicable Offering Period(s).  Payroll deductions for a Participant shall commence on the first payroll date on or after the Grant Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 9.

(b)
All payroll deductions made for a Participant shall be retained in the general corporate account of the Company or the Participating Subsidiary, as determined by the Administrator, and shall be credited to the Participant’s Account under the International Plan.  No interest shall accrue on or be credited with respect to the payroll deductions of a Participant under the International Plan.  A Participant may not make any additional contributions into such Account.  All payroll deductions held by the Company or the Participating Subsidiary under the International Plan may be used by the Company or Participating Subsidiary, respectively, for any corporate purpose, and neither the Company nor the Participating Subsidiary shall be obligated to segregate such payroll deductions.

(c)	Except as provided in Section 9, a Participant may not change his contribution election during an Offering Period.

(d)
The International Plan shall be administered in accordance with all applicable income tax, social insurance, payroll tax, payment on account or other withholding obligations with respect to a Participant’s participation in the International Plan.

7.	Grant of Options

(a)
The Administrator will establish an initial Offering Period (or Offering Periods) for each country that it designates to participate in the International Plan.  The Administrator shall select subsequent Offering Periods, from time to time, of a specified duration and frequency for each country it designates to participate in the International Plan, and shall communicate those Offering Periods to Eligible Employees.  Notwithstanding the foregoing, no Offering Period shall exceed 27 months in duration.

(b)
On the Grant Date of each Offering Period, subject to the limitations set forth in Sections 3 and 7(c) hereof, each Participant shall be granted an option to purchase on the Purchase Date for such Offering Period a number of whole shares of Common Stock determined by dividing such Participant’s payroll deductions accumulated during the Offering Period (converted into U.S. dollars using the rate from the foreign exchange contract entered into by the Company’s treasury department on the Purchase Date at or such other exchange rate determined by the Administrator) by the Exercise Price established for such Offering Period.  Any funds remaining in a Participant’s Account after the Purchase Date as a result of the purchase of only whole shares of Common Stock will be returned to the Participant at the time and in the manner determined by the Administrator.

(c)
Notwithstanding any provision of the International Plan to the contrary, no Eligible Employee shall be granted an option under the International Plan (i) if, immediately after the grant, such Eligible Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or any Participating Subsidiary or any other subsidiary of the Company, or (ii) which permits such Eligible Employee’s rights to purchase stock under all employee stock purchase plans of the Company and any Participating Subsidiary and any subsidiary of the Company to accrue at a rate which exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.  Further, the maximum number of shares of Common Stock a Participant may purchase for an Offering Period shall be determined by dividing U.S. $10,000 by the Fair Market Value of a share of Common Stock on the Grant Date.

8.	Automatic Purchase

Unless a Participant withdraws from the International Plan as provided in Section 9, the Participant’s option for the purchase of shares of Common Stock will be exercised automatically on each Purchase Date for which an enrollment agreement has been filed, and the maximum number of whole shares of Common Stock subject to the option will be purchased for the Participant at the Exercise Price established for that Offering Period, as provided in Section 7.  Notwithstanding the foregoing, to the extent necessary to comply with Section 7(c), the Administrator may require a Participating Subsidiary to decrease a Participant’s payroll deductions at any time.  Shares of Common Stock purchased for a Participant shall be allocated to the Participant’s securities account as soon as administratively feasible following an Offering Period and application of any limits imposed by the International Plan on the purchase of shares of Common Stock.

9.	Changes; Withdrawal; Termination of Employment

(a)
In accordance with rules established from time to time by the Administrator, a Participant may change his payroll deduction amount during an Offering Period.  Any such change shall be effective for the payroll periods during the remainder of the Offering Period, as soon as practicable after receipt of the notice.

(b)
In accordance with rules established from time to time by the Administrator, a Participant may withdraw all of the payroll deductions credited to the Participant’s Account for a given Offering Period and cease future contributions for that Offering Period.  A Participant shall not be permitted to make a partial withdrawal of the payroll deductions credited to his Account.  All of the Participant’s payroll deductions credited to the Participant’s Account will be paid to him promptly after receipt of the Participant’s notice of withdrawal, the Participant’s participation in the International Plan will be automatically terminated, and no further payroll deductions for the purchase of shares hereunder will be made.  Payroll deductions will not resume on behalf of a Participant who has withdrawn from the International Plan, unless a new enrollment form is delivered to the Company (or other recipient as directed by the Administrator) within the Enrollment Period preceding the commencement of a new Offering Period directing that a Participating Subsidiary resume payroll deductions.

(c)
Upon termination of the Participant’s Continuous Employment prior to the Purchase Date of the Offering Period for any reason, including retirement or death, the payroll deductions credited to the Participant’s Account will be returned to the Participant or, in the case of death, to the Participant’s estate, and the Participant’s options to purchase shares under the International Plan will be automatically terminated.

(d)
In the event a Participant ceases to be an Eligible Employee during an Offering Period, the Participant will be deemed to have elected to withdraw all payroll deductions credited to his Account from the International Plan.  In such circumstance, the payroll deductions credited to the Participant’s Account will be returned to the Participant, and the Participant’s options to purchase shares under the International Plan will be terminated.

10.	Transferability

(a)
Options to purchase Common Stock granted under the International Plan are not transferable in any manner by a Participant and are exercisable only by the Participant during his lifetime.  Any attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw funds in accordance with Section 9.

(b)
A Participant may file a written designation of a beneficiary or beneficiaries (who may be named contingently or successively) who are to receive any Common Stock and/or cash, if any, from the Participant’s securities account or Account under the International Plan in the event of such Participant’s death prior to delivery to such Participant of such Common Stock and/or cash, if any.  Each such designation shall revoke all prior designations by the same Participant, shall be in the manner prescribed by the Administrator, and shall be effective only when filed by the Participant in writing with the Company (or other recipient as directed by the Administrator) during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

11.	Custody of Common Stock

(a)
Individual securities accounts will be maintained for each Participant in the International Plan by the Agent.  Upon establishment of a securities account with the Agent, the Agent shall make available information to Participants who have purchased shares of Common Stock under Section 8.  Such information will include the per share purchase price and the number of shares of Common Stock purchased.  The Administrator may require any or all of the following: (i) a Participant may not request that stock certificates be issued for all or any portion of the Common Stock held in his securities account; and (ii) any sales of Common Stock during any period of time the Administrator may designate shall be performed through the Agent or another licensed broker acceptable to the Administrator, and shall in all respects comply with applicable securities laws.

(b)
Any cash dividends paid on the Common Stock will be paid directly to the Participant.  Any dividend of shares issued pursuant to a stock split with respect to the Common Stock held on behalf of a Participant shall be credited to the Participant on a proportionate basis.  Dividends shall be subject to any applicable U.S. withholding taxes.

(c)
For so long as Common Stock is held by the Administrator or the Agent on behalf of a Participant, the Administrator shall (or shall cause the Agent to) forward to such Participant any proxy form received in respect of such Common Stock.  In the absence of voting directions from a Participant, none of the Company, the Administrator, the Agent and any of their designees shall vote the Common Stock held on behalf of such Participant.  To the extent required by applicable law, for so long as the Common Stock is held by the Administrator or the Agent on behalf of a Participant, the Administrator shall (or shall cause the Agent to) forward to such Participant all other communications from the Company to its stockholders generally.

12.	Rights of Participants

(a)
The International Plan does not create, directly or indirectly, any right for the benefit of any Eligible Employee or class of employees to purchase any shares of Common Stock from the Company (other than as expressly provided in, and subject to the terms and conditions of, the International Plan).  Nothing in the International Plan shall interfere with or limit in any way the right of the Company and/or a Participating Subsidiary to terminate any Eligible Employee’s employment at any time, nor confer upon any Eligible Employee any right to continue in the employ of the Company and/or the Participating Subsidiary.

(b)	A Participant shall have no interest, right to receive dividends or voting rights in Common Stock covered by any option until such option has been exercised.

13.	Adjustments Upon Changes in Capitalization

(a)
If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, rights offering, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Administrator, appropriate adjustments shall be made in the number and/or kind of shares, and the per share purchase price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the International Plan.

(b)
In all cases, the Administrator shall have full discretion to exercise any of the powers and authority provided under this Section 13, and the Administrator’s actions hereunder shall be final and binding on all Participants.  No fractional shares of stock shall be issued under the International Plan pursuant to any adjustment authorized under the provisions of this Section 13.

14.	Amendment or Termination of the International Plan

(a)
The Board or the Administrator may at any time, or from time to time, terminate or amend the International Plan in any respect.  Without limiting the generality of the foregoing, the Administrator may terminate an Offering Period then in progress by setting a new Purchase Date or by returning to Participants the contributions credited to Participants’ Account.

(b)
In the event of a merger, reorganization, consolidation or other similar event involving the Company where the Common Stock is no longer traded in a public market, the International Plan shall terminate.  In addition, any Offering Periods in progress on the effective date of such an event shall terminate and all contributions credited to Participants’ Accounts for such Offering Period shall be returned.

15.	Notices

All notices or other communications by a Participant to the Administrator or the Company under or in connection with the International Plan shall be deemed to have been duly given when received in the form and manner specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

16.	Conditions Upon Issuance of Shares

(a)
The International Plan, the grant and exercise of options to purchase shares of Common Stock under the International Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable requirements of federal, state and foreign (including provincial or other sub-national) laws, rules and regulations, including without limitation applicable securities laws, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and to such approvals by any domestic or foreign regulatory or governmental agency or stock exchange upon which the Common Stock may then be listed, as may, in the opinion of counsel for the Company, be required.

(b)
As a condition to the exercise of an option, the Administrator may require the person exercising such option to represent and warrant at the time of any such exercise that the Common Stock is being purchased only for investment and without any present intention to sell or distribute such Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

(c)
The Company and/or the Participating Subsidiary may make such provisions, as either deems appropriate, for withholding by the Company and/or the Participating Subsidiary pursuant to all applicable tax laws of such amounts as the Company and/or the Participating Subsidiary determines is required to be withheld in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the International Plan.  The Company and/or the Participating Subsidiary may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

17.	Offsets

To the extent permitted by law, the Company and/or a Participating Subsidiary shall have the absolute right to withhold any amounts payable to any Participant under the terms of the International Plan to the extent of any amount owed for any reason by any such Participant to the Company, the Participating Subsidiary or any other subsidiary of the Company and to set off and apply the amounts so withheld to payment of any such amount owed to the Company or the Participating Subsidiary or any subsidiary of the Company, whether or not such amount shall then be immediately due and payable and in such order or priority as among such amounts owed as the Administrator shall determine.

18.	General

(a)
Indemnification.  Provisions for the indemnification of officers, directors and employees of the Company and each Participating Subsidiary in connection with the administration of the International Plan shall be as set forth in the Certificate of Incorporation and By-laws of the Company and respective Participating Subsidiary as in effect from time to time.

(b)
Gender and Number.  Except where otherwise indicated by the context, any plural term used herein also shall include the singular, the singular shall include the plural, the masculine shall include the feminine and the feminine shall include the masculine.

(c)
Severability.  In the event any provision of the International Plan, including any sub-plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the International Plan or sub-plan, and the International Plan and sub-plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(d)
Captions and Section References.  The captions of the sections and paragraphs of this International Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the International Plan.  References to sections herein are to the specified sections of this International Plan unless another reference is specifically stated.

(e)
Requirements of Law.  The granting of options and the issuance of shares of Common Stock under the International Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

(f)
Governing Law.  The International Plan, and all agreements hereunder, shall be construed in accordance with and governed by the internal law of the State of Delaware without giving effect to principles of conflicts of law and applicable U.S. federal law.